Exhibit (d)(20)(iii)

AXA PREMIER VIP TRUST

AMENDMENT NO. 1

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Amended and Restated Investment Advisory Agreement, dated as of June 22, 2007 (“Amendment No. 1”), between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and Franklin Advisers, Inc., a corporation organized under the laws of the State of California (“Adviser”).

AXA Equitable and Adviser agree to modify the Amended and Restated Investment Advisory Agreement, dated as of July 31, 2006 (“Agreement”) for AXA Premier VIP Trust (“Trust”) as follows:

1. Removed Portfolio. All references to the AXA Enterprise Multimanager Mid Cap Growth Fund of the AXA Enterprise Multimanager Funds Trust are hereby removed.

2. Name Change. The name of the AXA Premier VIP Mid Cap Growth Portfolio is changed to the Multimanager Mid Cap Growth Portfolio.

3. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser for the Multimanager Mid Cap Growth Portfolio of the Trust.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		FRANKLIN ADVISERS, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Ed Jamieson
	Steven M. Joenk	Name:	Ed Jamieson
	Senior Vice President	Title:	CIO

APPENDIX A

AMENDMENT NO. 1

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

Portfolio	Annual Advisory Fee**
Multimanager Mid Cap Growth Portfolio*	0.65% of the Franklin Allocated Portion’s average daily net assets up to and including $200 million; and 0.55% of the Franklin Allocated Portion’s average daily net assets in excess of $200 million.

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “Franklin Allocated Portion.”
**	The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to the Franklin Allocated Portion is the portion of the daily advisory fee for the Portfolio equal to the Franklin Allocated Portion’s net assets relative to the aggregate net assets of the Portfolio, including the Franklin Allocated Portion, used in the fee calculation.